Consent of Independent Registered Public Accounting Firm

The Board of Trustees of
JNL Series Trust:

We consent to the use of our report dated February 21, 2020, with respect to the financial statements and financial highlights of JNL/Boston Partners Global Long Short Equity Fund and JNL Multi-Manager Alternative Fund, each a series of JNL Series Trust, as of December 31, 2019, incorporated herein by reference and to the reference to our firm under the heading “Financial Highlights” in the Proxy Statement and Prospectus filed on Form N-14.
/s/ KPMG LLP
Chicago, Illinois
December 15, 2020